EXHIBIT 3.1


                          ARTICLES OF INCORPORATION OF

                    KING POWER INTERNATIONAL GROUP CO., LTD.

                              (a Nevada corporaton)

                                ARTICLE I - NAME

The name of the Corporation  is King Power International Group Co., Ltd.

                          ARTICLE II- PRINCIPAL OFFICE

The location of the principal office of this corporation shall be at the 26th and 27th Floors of Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330 in the Kingdom of Thailand. This corporation may maintain such other offices, either within or without the state of Nevada, United States of America,within or without the Kingdom of Thailand, or elsewhere, as the Board of Directors of this corporation may designate. Meetings of this corporation's stockholders or Directors may be held at such place or places as designated by the Board of Directors or as prescribed in the Bylaws.

                              ARTICLE III- PURPOSE

The purpose for which this corporation has been formed is to engage in any lawful activity.

                              ARTICLE IV- EXISTENCE

This corporation shall  have perpetual existence.


                          ARTICLE V- BOARD OF DIRECTORS

The business and affairs of this corporation shall be managed and directed by its Board of Directors. The Board of Directors shall consist of at least three persons and may consist of such larger number as has been determined by the stockholders or by a resolution of the Board of Directors. Directors shall hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Directors need not be a resident of the State of Nevada or stockholders of this corporation.

                            ARTICLE VI- CAPITAL STOCK

The total number of shares of capital stock which this corporaton shall have authority to issue shall be one hundred million (100,000,000) shares of Common Stock. The par value of each share of Common Stock shall be $0.001. All stock when issued shall be fully paid and non-assessble.

              ARTICLE VII- CUMULATIVE VOTING AND PREEMPTIVE RIGHTS

No  cumulative   voting  shall  be  premitted  in  the  election  of  directors.
Stockholders shall not be entitled to preemptive rights.


                            ARTICLE VIII - AMENDMENTS

These articles of incorporation, by a vote of not less than a majority of the total number of issued and outstanding shares of capital stock of this corporation entitled to vote, may be amended in any respect permitted by law.


                                ARTICLE IX-BYLAWS

Except to the extent that such power may be modified or divested by the stockholders of this corporation owning a majority of the total number of shares of issued and outstanding shares of capital stock of this corporation entitled to vote, the power to adopt, alter, amend or repeal the Bylaws of this corporaiton shall be vested in its Board of Directors to the full extent permitted by law.


               ARTICLE X-REGISTERED OFFICES AND REGISTERED AGENTS

This corporation's registered office and registered agent for service of process in the United States of America shall be as determined by, and set forth in a resolution duly adopted by, the Board of Directors of the corporation. Otherwise, the registered office of this corporation shall be at the 26th and 27th floors of Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330 Thailand and its registered agent shall be Mr. Vichai Raksriaksorn.



The foregoing Articles of Incorporaiton are hereby certified by the Corporate Secretary, Mr. Viratana Suntaranond.

Signed at Bangkok, Thailand on March 30, 1998.

/s/ Virtana Suntaranond
---------------------------------------------
Viratana Suntaranond, Corporate Secretary for
King Power International Group Co., Ltd.